Exhibit 99.1

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements contained in this transcript contain forward-looking statements. Any statement that is not purely historical or that refers to expectations, projections or other characterizations of future events or circumstances is forward-looking for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could” and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under “Factors Which May Affect Future Results”, which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

David Chazanovitz

Cambridge Heart

Roderick de Greef

Cambridge Heart

CONFERENCE CALL PARTICIPANTS

Raymond Myers

Emerging Growth Equities - Analyst

Tom Eisenberg

Open Road Partners - Analyst

Steve Cannibal

Ponovas - Analyst

Len Yaffe

Sock Stock Partners - Analyst

Vivian Wohl

Federated Kaufmann Funds - Analyst

Larry Haimovitch

HMTC - Analyst

PRESENTATION

Operator

Thank you for joining Cambridge Heart’s fourth-quarter and full-year 2005 earnings conference call. On the call today from Cambridge Heart is Mr. David Chazanovitz, Chairman and Chief Executive Officer, and Mr. Roderick de Greef, Chief Financial Officer.

Before we begin, I would like to remind everyone that today’s call will include statements and remarks considered as forward-looking under the provisions of the Private Securities Litigation Reform Act of 1995. These statements and remarks are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or indicated. For a more detailed discussion of these risks and uncertainties of the Company’s business, please refer to the Company’s statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K.

At this time, I would like to turn the call over to Mr. David Chazanovitz. Please proceed.

David Chazanovitz - Cambridge Heart

Thank you, Angela, and good afternoon, everyone. Thank you for joining our quarterly and year-end conference call today. With me is as you know Rod de Greef. Rod is going to go over the financial results for the fourth quarter. And following that, I will come back on to discuss really the exciting developments associated with the CMS recent-proposed national coverage determination for Microvolt T-Wave Alternans and talk about the more qualitative aspects of our business. Following that, we will be very happy to take whatever questions you might have.

So with that, let me turn it over to Rod for a few minutes and then I will come back.

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

Roderick de Greef - Cambridge Heart

Thanks, Dave. Revenue for the fourth quarter was $1,089,000 compared to $1,395,000 for the same period last year. Sequentially, revenue increased $172,000 or 19% from the third quarter. For the full year, revenue totaled $4.2 million compared to $5.1 million in 2004. Revenue for the fourth quarter from the sale of our Alternans product line was $875,000 or 80% of total revenue compared to $1,042,000 or 75% of revenue last year. Sequentially, Alternans revenue was up $235,000 or 37% from the third quarter. For the full year, alternans revenue decreased to $3.1 million compared to $3.8 million in 2004.

The decline in revenue compared to last year is attributable to lower Alternans sales in the U.S., primarily resulting from continued reimbursement issues and a shift to a hybrid distribution model.

Gross margin as a percent of revenue for the 3 and 12-month periods was 57.3% and 52.8%, respectively, for 2005. This compared to 56% and 54.2% in the same period last year.

Operating expenses for the fourth quarter totaled $1.2 million compared to $1.5 million last year. Operating expenses for the full year of 2005 were $5.2 million compared to $6.5 million in 2004. The decrease in operating expenses is primarily the result of headcount and cost reductions implemented throughout the year.

The loss from operations for that quarter was $616,000, a decrease of $99,000, or 14%, from $715,000 in the same period last year. For the full year, the loss from operations was $3 million, a decrease of $772,000, or 21%, compared to $3.8 million in 2004. The net loss for the quarter decreased to $563,000, or $0.01 per share, compared to $3,292,000, or $0.10 per share, last year.

For the full year, the net loss decreased to $2.8 million, or $0.07 per share, compared to a loss of $6.3 million, or $0.21 per share, last year. I would note that the net loss in both 2004 periods included a non-cash charge of $2.6 million, or $0.08 per share, related to the Company’s December 2004 Series B convertible preferred financing.

The Company ended the year with cash and marketable securities of $5.3 million, which reflected a cash use during the quarter of $509,000. Since December 31, we have received a total of $2.6 million in cash from the exercise of outstanding warrants, which brings our current cash balance to approximately $7.6 million.

Finally, with respect to our share structure on a common share equivalent basis, we currently have 57.2 million shares issued and outstanding and 11 million options and warrants outstanding.

Now, I would like to turn the call back over to Dave.

David Chazanovitz - Cambridge Heart

Thanks, Rod. Our results in the fourth quarter are well within our expectations. On previous calls, I talked about the plateau of sales, which we had been working to move off of and the various reimbursement and sales distribution challenges, which have also been well known to us. As we’ve worked to solve the issues, I believe we’ve been very prudent with our headcount and our use of cash.

In fact, thanks to some warrant redemptions and a very modest burn rate of approximately $500,000 in the fourth quarter, we had just about the same amount of cash today that we had one full year ago. This excellent cash position allows us a great deal of flexibility to strengthen our distribution channel, to capitalize on the good news expected next month in March.

So, let me fill you in on some detail about the very important events from December. As I would hope all of you know, the Center for Medicare and Medicaid Services, or more commonly known as CMS, issued a proposed national coverage determination, or NCD, for Microvolt T-Wave Alternans on December 21, 2005. The proposed decision was the culmination of an almost year-long process, whereby we applied for broad national coverage from Medicare.

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

NCDs in reality are actually few and far between. Somewhere between 90% and 95% of Medicare coverage is handled through local coverage determinations, just the same way that Microvolt T-Wave Alternans has been handled for the past few years. The challenge of local coverage decisions is that they are often choppy with some locations having good coverage indications and some locations having very spotty indications for reimbursement.

National coverage determinations as you may know have a great deal of visibility and clout. They have visibility within the medical community. But more importantly, they have visibility with the private payers. While we have already alerted all of the various private payers to Medicare’s proposed NCD, I can assure you that they already knew about it. As you may know, the privates often follow CMS’s lead but often do so in their own timeframe. The proposed national coverage determination as it is currently worded just couldn’t be better for Cambridge Heart. Let me read you CMS’s one sentence proposal. “We propose to issue a national coverage determination that states Microvolt T-Wave Alternans diagnostic testing is covered for the evaluation of patients at risk of sudden cardiac death only when the spectral analytic method is used.”

This is a very broad proposal as Medicare has recognized the need to evaluate all those at risk of sudden death, not just those indicated for primary prevention ICD. They have also recognized that the algorithm, which performs the analysis is key to the results presented. As such, they have specified the use of our patented algorithm. They have done this because all — and I repeat all — of the clinical studies they reviewed utilized our method of analysis. Therefore, the methodology is integral to their decision.

Those of you that have actually read the 20 pages or so and have read the evidence, this review of the NCD, know that Medicare went through a laborious review of the medical literature concentrating on 19 prospective studies of T-wave Alternans and looking into each detail of the results. In their analysis, they stated — and again this is a quote from Medicare — those of you who know me know that I prefer to use their quotes rather than my own. “From the study used to evaluate this technology, it does appear that the quality of evidence is adequate to conclude that MTWA testing, using a spectral analysis algorithm can improve net health outcomes and is reasonable and necessary for Medicare patients who are candidates for ICD placement.”

A few additional points about the NCD before we move on. First, all-important timing. On January 21st, we concluded our 30-day public comment period, which means that CMS has 60 days from then or until March 21st to publish their final decision. And our experience is that CMS meets their dates. So I fully expect the final decision to be out by then. We could get lucky and have it come a few days early. But for now, March 21st is the date.

Second, many of you who have been asking me how I feel about it. Will the final decision actually look like the proposed decision? Now, while there are no absolute guarantees, I actually feel pretty good that CMS understands the topic. They understand the value of MTWA, and they understand the shortcomings of ICDs.

Now, I’ve also frequently been asked if any of the public comments, which were posted in the first 30-day comment period during the summer after the proposal came out, would be problematic for us and really a few points. First is that 80 of the 84 recent comments were just simply put straight out positive for coverage proposal. The three ICD companies restated essentially what they had said during the initial comment period held during the summer, namely leave the coverage local and just wait for more studies.

Now, CMS had these comments available to them and factored them into their December proposal and still wrote the strong language that they did. As you know, some people advocated the inclusion of other algorithms into CMS’s coverage decision. But CMS quite frankly has just already addressed that within their current analysis saying that they could find no peer-reviewed, published articles discussing any other algorithm and that the evidence only supports the use of spectral analysis algorithm for the detection of MTWA. I hope of course that you recognize that the spectral analysis algorithm that they talked about is clearly us.

Finally, since the proposed decision was written, there have been not one but four additional peer-reviewed articles on T-wave Alternans. The most significant was the January 17th publication of Dr. Dan Bloomfield’s 549 patient heart failure study in JACC, The Journal of the American College of Cardiology, which demonstrated the benefit of Microvolt T-Wave Alternans in a heart

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

failure population with ejection fraction of less than 40. Now, we’ve discussed this data from the study in the past; so, I’m not going to dwell on it now except to say that it may be our strongest clinical information yet and it wasn’t even reviewed by CMS due to the timing issues. Hence, it is further ammunition to support CMS’s final decision due in March.

Now in that same issue of JACC, there was a state-of-the-art paper on T-wave Alternans written by Dr. Sanjiv Narayan from San Diego, where amongst mechanistic and clinical data he also suggested that there was no clinical information on the modified moving average, which is the other algorithm that was mentioned in some of the public comments. So, while no guarantees can be made, I can tell you that I am feeling pretty bullish about it.

So the logical question emerges is — once we get the final decision from Medicare, what do we do? Of course, we have a plan of attack. But, we’re not waiting until the decision actually issues before pulling certain triggers. We’ve already contacted the private payers and have had some encouraging responses with the suggestion that some of the payers would like to see Medicare finalize the decision before they proceed. The information was really pretty positive. As already mentioned, the privates often follow CMS on a national decision, and we anticipate that the benefit from these discussions will occur later on into 2006 and possibly into 2007.

A few short comments on the important topic of distribution are appropriate. Again, on previous calls, we’ve discussed the logic of reducing our cash burn and moving from mostly direct sales reps to a hybrid mix, including independent manufacturers’ reps. We did this in areas where we felt that the reimbursement climate inhibited us from making a direct rep successful, and all we would wind up doing was to burn cash.

Now, unfortunately, while we don’t have financial overhead from independents, we’ve been disappointed with their productivity. And as such, we’re going to move back towards direct representation in key areas that have large Medicare populations and a good likelihood of private insurance companies coming on board in the near future. Therefore, we’re targeting and going to be adding direct people back into Florida, Texas and California in the very immediate future.

Now, of interest also is that in conjunction with some physician practice customers, we are also running a trial — a direct-to-consumer promotion in a few target markets in the New York/New Jersey area. And the purpose of this is actually two-fold. First is to see how many patients we can drive into medical practices listed in the print advertisements. The second is to see if we can use this tactic to pull through some of those practices, which have been fence sitters with respect to purchasing equipment. Now we’ve only just started the program, so I don’t have much to report on now. But I’m sure that I’ll have a lot more to say about it on our next call.

At the same time that we are working to evaluate our ability to drive more patients into physician’s offices to be tested, we’ve also been working with our new customers to spend more time with them early on to more fully integrate Microvolt T-wave Alternans into their practices. Historically, we’ve done a thorough 1 — even 2 day in-service, and then the practice has the challenge to identify appropriate patients to test and to make things happen within their own practice. We started working more aggressively alongside of the customer to help identify and then test the appropriate patients to further integrate the test within their practice.

Now, as this call is starting to run a little bit long and longer than the usual, let me make a few more near-term event comments. Then, we will turn it over to you for questions.

The American College of Cardiology is holding its annual scientific session in Atlanta next month. I’m sure many of you plan to be there. Certainly, we will be there in full regalia. But, there will also be some very interesting sessions associated with MTWA and risk stratification. But besides the somewhat typical risk stratification sessions, my two personal favorites are a session on Monday, which will be co-chaired by Dr. Tom Bigger and Dr. Ted Chow entitled, “T-wave Alternans Negative Patients Do Not Need an Implantable Cardioverter Defibrillator.” It’s a pretty provocative title, and I imagine it will be a pretty provocative session.

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

There’s also an intriguing presentation by Dr. Paul Chan from Michigan entitled, “Cost-Effectiveness of ICD Therapy and Risk Stratification with Microvolt T-Wave Alternans in the Madit II Eligible Population.” So, this should be a pretty stimulating presentation and is garnering a lot of attention. Dr. Chan and the presentation are candidates for the Young Investigator Award competition, which I think is actually limited to 10 different presentations. So, that’s a nice feather in Dr. Chan’s cap.

Just before going to the ACC, I’m also going to be presenting for the first time at the Lehman Brothers Global Healthcare Conference in Miami. So, with that, let me thank you for your time this afternoon.

The last couple of months have really been incredibly exciting for all of us. And they lay the groundwork for us to achieve the success, which really has been all too elusive for us. If you are going to be down in Miami at Lehman Brothers or if you’re going to be in Atlanta at the ACC meeting, I sure hope you will feel free to stop by and say hello. So, let me thank you for your support.

Angela, if you are out there, let me turn it back over to you for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Raymond Myers, Emerging Growth Equities.

Raymond Myers - Emerging Growth Equities - Analyst

Also Rod, good to hear you on the call as well. We share your excitement and enthusiasm, and I think it’s very rightly deserved by you both and everyone at Cambridge Heart. So, congratulations on things coming together now.

Most of my questions really you’ve answered in your detailed comments already. But I suppose there’s two areas that maybe you could just outline for people. First, could you describe the progress that you’ve made with private insurers so far in 2005? Because I do think you’ve made some important progress. Maybe it’s not enough to break the log jam, but I think it’s important to remind people that it’s not as if Cambridge Heart has been standing still on these issues, even before you’ve received any word at all of a national coverage decision. And then, remind us of the type of progress you expect to have once you do have that coverage decision in-hand.

David Chazanovitz - Cambridge Heart

Sure. The noticeable tangible gains last year were Horizon, which is BlueCross BlueShield in New Jersey. Michigan BlueCross BlueShield actually took until about the first quarter to actually come on. We picked up CareFirst, which is the middle Atlantic states which are Maryland, Delaware, Northern Virginia. We had to actually — it’s going to turn out to be moot — but we had some nice progress on some local coverage decisions with enhanced coverage for some of the local Medicare carriers, including Meridian and the carrier that covers Rhode Island, Texas, Oklahoma and New Mexico.

While we were doing that, we also had lots of conversations with other large carriers, work with — I will call it a cadre of consultants to do all of this, while we were of course moving the NCD up the court. And I specifically don’t want to mention the names of the people that we were holding conversations with. But you can imagine that they were obviously some of the pretty big players in the industry.

Now, we’ve been pretty encouraged in that either directly or through — I will call them consulting intermediaries, some of the large insurance companies have come back to us and said — this is pretty interesting. We would like to see if Medicare finalizes it. Now, certainly it’s not a promise and it’s not a guarantee, but the intimation was that the NCD does have clout. And actually,

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

if you take a look at some of the coverage decisions from some of the large payers, you’ll actually see that what they do is they reference CMS’s decision. And, CMS has actually told me that that’s fairly common because if CMS has already done the work, then what do they need to bother doing the work for?

So let’s talk a little bit about timing. We’ve gone back, and we’ve done a little bit of work to try and backtrack on some other NCDs to see what the potential timing is. And I say that in general — and I have to capitalize the “in general” — but the timing looks like it could be anywhere from 2 or 3 months post NCD to what could be 12 or 14 months post NCD. Part of the reason for it is that some of the carriers will move expeditiously because they will realize the benefit and quite frankly some of the pressure that are put on them.

But others, you know it’s their ballpark and they’ve got their queue and they have looked at T-Wave Alternans in the past. And if we are in their queue to review it in August, then their attitude could be — we’ll review it in August and the information looks pretty good. Then, it could take them a few months to actually write up a policy associated with it.

So, I would expect that we will start to see some benefit for it in the second quarter. But it’s going to wind up going into the back of ‘06 and into ‘07. So, I just want to be clear that it’s not going to be March 21st that CMS comes out with their opinion and March 22nd when all the privates weigh in.

Raymond Myers - Emerging Growth Equities - Analyst

Yes, I am certainly on that page. Many of us — we’ve been waiting on this for 2 years, and I’m sure many others have been waiting much longer than that. So, within that timeframe, this is still very near-term events from our perspective.

I want to switch over to some cash questions, and you did mention on the call that you will be — your strong cash position allow you to strengthen distribution. So I think those two issues go hand-in-hand. The cash position has increased very nicely to $7.6 million now. Can you give us some guidance as to how much more cash can you squeeze out of these convert options and whatever it is that is converting? How much more potential is there in 2006 to generate cash from those means? Then turn around and discuss your cash burn expectation throughout 2006 as you start to strengthen distribution.

Roderick de Greef - Cambridge Heart

Yes, I will address — what we have left in terms of Series A and Series B warrants that are out there, it would bring in approximately $3 million — $1.1 for the Series B and about $1.9 million for the Series A. We have obviously no control over that coming in, although there is a call provision on the Bs if the stock trades at north of $1.35 for 20 consecutive trading days and there is a call feature on that. But, other than that, we don’t have any control over when it comes in.

With respect to cash burn, we purposely have not given any guidance. So I will be a little bit circumspect here. But as you know, the Company has been burning about $0.5 million a quarter from operations plus or minus $100,000. As we go through ‘06 and we get a little more aggressive on the sales and marketing side of things from an expenditure standpoint as the reimbursement falls into place, you know I would expect to see that number go up but not by a factor of 100% per quarter, maybe by a factor of another $100,000 or $200,000 per quarter. So, I think we’re very comfortable from the cash perspective, and we have zero plans to do any sort of financing in any kind of timeframe here.

Raymond Myers - Emerging Growth Equities - Analyst

That’s good. I want to make sure I’ve heard that correctly. So, roughly $100,000 to $200,000 per quarter increase in cash burn, which presumably would come primarily in the SG&A?

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

Roderick de Greef - Cambridge Heart

Specifically in the sales and marketing arena.

Raymond Myers - Emerging Growth Equities - Analyst

Right. So that would be each quarter ramping sequentially through the four quarters. So, that would be up to $500,000, $600,000, $700,000 increase by the fourth quarter?

Roderick de Greef - Cambridge Heart

Right. Except that we’re going to be a little bit cautious and try and time some of the expenditures with what we would hope to be a ramp in revenue over that period of time too. We’re going to be careful about getting too far ahead of ourselves with respect to expenditures versus the revenue ramp. So we’re going to try and time those things as closely as possible. As you know, you typically have to spend ahead. We’re just going to try and keep that timeframe to an absolute minimum.

Raymond Myers - Emerging Growth Equities - Analyst

That looks great. I think you’re handling it perfectly.

Operator

Tom Eisenberg, Open Road Partners.

Tom Eisenberg - Open Road Partners - Analyst

David, congratulations so far; you are doing a phenomenal job. It was a lot of hard work and sweating, and I know the previous caller also congratulated you. The interesting thing is when you get the CMS approval — if and when and then the private pays — the real work will be ahead of you in terms of actually selling the product and ramping up the sales and —

David Chazanovitz - Cambridge Heart

We look forward to it.

Tom Eisenberg - Open Road Partners - Analyst

Exactly. But, that will be a lot of hard work. It may be easy work in terms of people buying the product, but you will have to hit the pavement, etc. And you mentioned that with hiring the direct salesman.

I have two questions. One was answered, which is no financing. I mean, many stocks that double or triple or go up eight times in some time period, it’s almost wise take to take money in. But, because of the warrants, it really looks like you don’t need it. And Rod has said the 100% certainty no financing plan in the near-term.

So, my other question then is — I am a worrier, and I think for the longevity of the stock one needs to think about this — the possible competitive angle. I know you and I have talked privately about this. Let’s assume that —

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

David Chazanovitz - Cambridge Heart

I have no private conversations, Tom; you know that.

Tom Eisenberg - Open Road Partners - Analyst

Okay well, not secret privately but just conferences and such. But in any case, my first question is — why did the FDA approve the GE [M-wave] method? I realize there are no studies and such. But what did the FDA say — but leaving that aside for a minute — that’s question one — but leaving that aside, let’s say we do get the good ruling with just the spectral analytic method. Could GE come out, modify their machines a bit, and whether it takes 6 months or 1 year say — well now, we are offering this spectral analytic method — and let’s say in a test equivalent. Now, maybe they need FDA approval but they got it before for this method without any test, the M-wave.

Now, you may have patents. But, then what’s to prevent us, the Company, from going into litigation and becoming one of these big litigation plays, where you are just fighting GE on the patent issues and they are outselling machines that they say are equivalent on the spectral analytic method? That’s what keeps me up at night.

David Chazanovitz - Cambridge Heart

Well, lots of things keep me up at night. And to be honest with you, that’s not one of them. Let’s talk about GE. GE does have FDA approval for their MMA, modified moving average. They’ve had FDA approval for about 2 years. I find it interesting that they have made really remarkably little noise except all of a sudden when the NCD came up, they said — me too, me too.

You have to remember that what we have here is a noninvasive test that’s really not going to do any harm to an individual. We’re not sticking holes into a person. We’re not doing therapeutic procedures. So the ability to get FDA approval really is not the highest bar. If it was, then we would probably be about $100 million Company by now since we’ve had approval for so long.

Now, GE’s modified moving average is a very different method of analysis of T-Wave Alternans. We believe that it is fundamentally very different. We believe that there are fundamental laws with it. But, even putting that all aside, you know they have absolutely no published clinical data whatsoever. So, if they want to, they can go and invest like we did. And we’ve been doing studies for how long now? And our studies have finally crossed the hurdle for Medicare, and hopefully that will carry the privates. But, clearly, some of the privates hadn’t been satisfied in the past.

So I think they still have a pretty long way to go. GE can’t just go and modify equipment. This is an entirely different method of analysis. Now, the spectral analytic method is indeed patented. You could imagine that about the last thing in the world that a little company like us would ever want to do would go into litigation with somebody like GE over this. But, frankly, I really don’t think that that’s the issue. If GE wants to spend some years developing clinical information and then go and petition Medicare for an NCD for coverage, well, I wish them luck. That’s perfectly within their right. But, at that point in time, you are talking you know considerable years down the road I believe before they could really do something like that.

So, I think it would be incredibly arrogant not to take a company like GE seriously because — hey, look, they are a good company. There’s no question about that. They are huge; there’s no question about that. But we’ve been working in a kind of niche area for a long time. We think we have the area staked out pretty well. Like I said of all the things that I lose sleep about, Tom, that’s not usually part of my pillow talk.

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

Tom Eisenberg - Open Road Partners - Analyst

Okay. Just to follow-up though, let’s say — could GE modify their tests somehow and say — we are now using the spectral analytic method, which is approved by CMS, and let’s say they get FDA approval for that, then what would you do? What would happen?

David Chazanovitz - Cambridge Heart

I don’t think they could do it. Because if they modified it, at that point, whatever clinical information they’re developing on the modified moving average it’s go back to go. Do not pass go; do not collect $200. At that point, they have literally zero clinical information. Right now, they have zero published clinical information. To do any clinical work, you know requires you’ve got a plan to study, you’ve got to execute a study, you’ve got to do the follow-up, you’ve got to do the analysis. You are talking many years’ worth of work. So they can’t just change everything and say — okay, here we are.

Tom Eisenberg - Open Road Partners - Analyst

But, why can’t they — if they get the FDA to say that GE machine is functionally equivalent on the spectral analytic method, why can’t they then say — hey, look at all this research that’s been done on spectral analytic. It’s very sad but then glom off of your research.

David Chazanovitz - Cambridge Heart

Well, I guess the short answer there is that FDA and CMS don’t look for the same thing. FDA looks for safety and efficacy. CMS goes beyond that in terms of what they are willing to cover and whether or not something is reasonable and necessary. Because if what you were saying is true, then I should be golden with every insurance company. I’ve been out there forever. I’ve got lots of clinical information. And even with all my clinical information, in some cases it hasn’t been enough. Just because the FDA approves something doesn’t mean that anybody is going to pay for it.

Tom Eisenberg - Open Road Partners - Analyst

Right, so you are saying then that since all these tests were performed with the Cambridge Heart machine in the past and all the research was based on Cambridge Heart machines — and I assume that’s the case — then the private pays and CMS will only pay for these tests performed on the Cambridge Heart machines?

David Chazanovitz - Cambridge Heart

Correct. And actually, it’s a point that we made very clear. In our discussions with CMS, you know they specifically came back and asked the question — how important is the algorithm? We walked them through how important the algorithm is in that every single study that they’ve looked at has been with our algorithm. And you’re kind of making life-and-death decisions here, and they recognize the importance of it and came out with the decision that they did. I think that that actually speaks volumes.

Tom Eisenberg - Open Road Partners - Analyst

Good luck moving forward. It’s very exciting.

Operator

[Steve Cannibal], [Ponovas].

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

Steve Cannibal - Ponovas - Analyst

You know what, they’ve answered my question.

Operator

Len Yaffe, [Sock Stock Partners].

Len Yaffe - Sock Stock Partners - Analyst

David, as we look forward to commercialization because that’s what investing in the stock is reflective of, could you discuss a couple things? One would be what the cost of the system is; what you think the market for the actual system is; the cost of the disposable sensor; how many tests you think could be done, either in relation to the number of ICD implants that are done or any other way you’ve analyzed the market? And maybe just give us a sense for what you think gross margins would be at a much higher level of sales so that we can try to start modeling. So we can look at what sort of valuation we would want to apply to the Company's stock 2 or 3 years from now.

David Chazanovitz - Cambridge Heart

I will give some specific answers in there, and I will give some general answers. When you say the cost, I’m not sure if you mean the cost to the customer — is the HearTwave II, which is the new platform which we’ve talked about on other conference calls is just a nose under $30,000. So, if you use $30,000, that’s per unit. Then, that’s probably a good average to use.

Sensors — there’s a sliding scale of pricing from sensors, which goes from $69 up to $84. So you can use somewhere between $70 — maybe $75 for what a customer would wind up paying for it.

In terms of margins, we’ve never actually released specific margins. You know, we’ve made it clear at this point in time that we’re not prepared to give specific guidance on numbers and we’ve not released specific margins. But what we have said is that the equipment is really highly profitable for equipment, and you can kind of interpret that as north of 60. And the disposables are highly profitable for disposables, and you can kind of take that to mean somewhere north of 70. So, that kind of gets you into the ballpark with everything now.

What do the markets look like? For equipment, the way we have been looking at it is that there are somewhere between 8,000 and 10,000 cardiology practices and there are 5,000 hospitals. So, we look at the potential market for the equipment to be up to about 15,000 units. Now, we can — you can try and slice and dice and say — look there are practices that have multiple offices. And all of that is true. But, for right now for where we are, I think that using a number that approaches 15,000 is probably a reasonable place to be.

And then, if you take the market for patients that are at risk of sudden cardiac death, the number I typically use is on a conservative basis. There are at least 12 million patients out there that are clearly at risk. Just so you know how I come up with it, is that there are about 8 million people walking around that have had a heart attack — a prevalence number — could be about 5 million patients with heart failure walking around. These numbers kind of come out of the American Heart Association statistics. And there are at least a couple of other million patients with varying kinds of cardiomyopathies. You get rid of some of the double counting in there, and I think that 12 million is a conservative number; it’s probably pretty reasonable to be able to use.

By the way, that’s not including other groups of patients, which you could suggest they at risk but probably at lower risk — the patients with angina or potentially even patients with hypertension. So if you take that 12 million number and suggest — okay, what percentage of the market can we capture? Well, if the market is — if we capture 5% of that market, you know this is a test

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that should be done on an annual basis. Then, you’re talking about sales on the disposable alone that approach $50 million. If you are talking about 10% of that market, then you are talking about disposable U.S.-based sales that start to approach $100 million before you talk about equipment, before you talk about sensors.

As we ramp in volume, I don’t — you know the margin — the gross margin per product isn’t going to change remarkably. We are actually in pretty good shape there now. What we need to do is we need to be able to up our volumes around here to cover our overheads. When we do that, then we feel the benefit of the margin. We’re not there yet.

Len Yaffe - Sock Stock Partners - Analyst

Then you mentioned that you will be at the ACC meeting upcoming. Will you be there with a small booth presence? If the coverage is granted by CMS prior to the ACC, will you have any literature there available to hand out? Or it will all just be verbal discussion with the physicians in terms of the potential availability down the road (multiple speakers)?

David Chazanovitz - Cambridge Heart

Boy, have you been listening into our meetings around here?

Len Yaffe - Sock Stock Partners - Analyst

No.

David Chazanovitz - Cambridge Heart

Look obviously, we will go with not a small booth presence but a nice and professional booth presence. Certainly, we want to be prepared should CMS come out early. We will be prepared if CMS comes out early. We would love for CMS to come out early, but we will have to wait and see. CMS has had their hands pretty well full with Part D Medicare, which I’m sure all of you have been following. But nevertheless, we will be prepared in lots of different ways, and I would love to make use of that preparation.

Operator

Gabrielle Bombino, Maimonides Medical Center.

David Chazanovitz - Cambridge Heart

I guess we lost her.

Operator

Vivian Wohl, Federated Kaufmann Funds.

Vivian Wohl - Federated Kaufmann Funds - Analyst

A couple of things. One is, could you remind us of the progress and timing on the prospective trials that were started with St. Jude and Medtronic. And then the second question is, what would be the timing for a decision on the actual amount of reimbursement? Would that be about the fourth quarter?

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

David Chazanovitz - Cambridge Heart

Oh, that’s the easiest one to deal with. Reimbursement has nothing to — the level of reimbursement has nothing to do with the coverage decision. That has been set. That was set years ago. So the number — the average reimbursement for a Microvolt T-Wave Alternans Test today is $322 and change. Now, in your neck of the woods, which is a high-rent district, that number swells to close to $500. I think in the Bay Area, it’s about $470. In Boston and New York, it’s about $415 or $420.

So, the coverage — the number of dollars associated with the test by a Medicare, that’s locked and loaded. It’s been locked and loaded. The coverage decision has nothing to do with that. Now, the private payers —

Vivian Wohl - Federated Kaufmann Funds - Analyst

But those were determined locally. So I’m just wondering if part of now coming up with a national coverage decision if they revisit those—?

David Chazanovitz - Cambridge Heart

No, actually, CPT codes are set nationally. Then what happens is that they vary locally by the cost of living of the area. So when the AMA goes through that with what’s called a RRU analysis, which is relative resource utilization, it actually gets set both locally and nationally at the same time because they peg it to one number and then that number gets cost adjusted across the country.

Vivian Wohl - Federated Kaufmann Funds - Analyst

So they already did that, and they don’t plan to revisit them?

David Chazanovitz - Cambridge Heart

Correct. Well, you know they have the right to revisit it every year if they want to. But literally just today, I saw the finalized schedule for 2006. And it’s $1 different than it was in 2005. And by the way, that’s $1 to the plus; it’s not for the minus. But, it’s $322 and change for 2006, but that’s not really part of the discussion.

As far as the privates go, you know the privates can do anything they want. But, very often they tag to Medicare. Some of the privates, we’ve actually seen go as high as $600. I really wouldn’t expect that they would be lower than Medicare. But the reimbursement rate has actually been one of the good things all along. We’ve not had a problem with the dollars associated with it. We’ve had a problem with whether or not they paid or don’t pay, okay?

Now, with regards to the studies, ABCD often asks you for a cardioverter defibrillator, which is the study with St. Jude. The study is complete. It is in the follow-up and data collection phase. Possibility that it could get presented late-breaking clinical trial at Heart Rhythm Society in May, frankly more likely for AAJ in November.

Master study, which is our study with Medtronic, I would say that it’s probably an AAJ presentation, which is November. Depending upon how efficient they are at collecting data and stuff and considering that you need to get your abstract in months before the meeting, it could spill over to ACC of ‘07. But, right now, good reasonable chance for the Heart Meeting at the end of this year.

The refined study, which is a study that was done up in Calgary, which is kind of interesting because they did multiple time points of noninvasive indicators. That one, there’s an abstract that was already submitted for Heart Rhythms Society in May.

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Feb. 14. 2006 / 4:30PM, CAMH.OB - Q4 and Full-Year 2005 Cambridge Heart, Inc. Earnings Conference Call

And for those of you that are still on the line, that meeting is actually in Boston this year. So, for us, it will be a lot of fun because it will be a hometown meeting for us. Did I miss, Vivian?

Vivian Wohl - Federated Kaufmann Funds - Analyst

I don’t think so.

Operator

Larry Haimovitch, HMTC.

Larry Haimovitch - HMTC - Analyst

A question on the commercialization, which Len Yaffe was asking about earlier. Is there any way to improve the placement of the boxes? Because obviously, the boxes are only one piece of the equation. I think the disposal business is of probably bigger interest to you than the boxes. I’m wondering are there any strategies that you can share with us in terms of getting the capital equipment out so we can get more utilization?

David Chazanovitz - Cambridge Heart

You know interestingly enough for probably the next couple of years, I think that the boxes are actually more valuable than the sensors. Because you are talking about the difference between a $30,000 piece of revenue with a nice margin versus a $75 per patient piece of revenue. And if you just do the math, it means that you’ve got to do 400 patients to equal the revenue. In 400 patients, there is a pretty decent load, okay?

So for the next couple of years, we’re still more dependent upon the revenue of the equipment. Now, we’ve had lots of discussions this year, and I do mean lots of discussions in terms of the potential benefit of either lowering the price, taking less margin, or theoretically even giving the boxes away. And where we are at right now is that the box is not all that price sensitive. Frankly, everybody wants a deal. But it’s really — you know, if it was $10,000, they would want a deal from 10. If it was $40,000, they would want a deal from 40. If it was 25, they would want a deal from 25.

But we can’t see a price volume curve here so that while we have talked about it, we certainly feel very comfortable that putting the boxes out there for sale is a very reasonable thing to do and a very reasonable thing to do for our shareholders as well. You know, what will happen is that the revenue from the boxes will go up. And then, you know the intent will be and what we will be working for is to run like hell after that to try and get the sensors to pass it. Because when that happens, Larry, we will all be real happy.

Larry Haimovitch - HMTC - Analyst

So, when you look at — when you look to go out to start thinking about commercialization, then it sounds like the first several quarters will be much heavier revenue from capital equipment than they will be from disposals. Later on, the disposable revenue will kick in much more as you have the installed base in place.

David Chazanovitz - Cambridge Heart

That’s right. You’ve got to remember and just a point of clarification for everybody. We have been fully commercial, okay? So, we’ve got lots of experience in how to sell the product. We’ve had inhibitions and some brick walls thrown in our way that we’ve

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been learning to get around, and the CMS decision is incredibly helpful for that. But, do we have a lot of experience in how to sell it, how to position it, what works, what doesn’t work? So, we’re not going out there with box one.

Larry Haimovitch - HMTC - Analyst

I will look forward to seeing you at ACC.

Operator

Gentlemen, at this time, I show that we have no further questions within the queue.

David Chazanovitz - Cambridge Heart

Well, look, if there are no further questions, let me just — for those of you who are still on the line — this has run longer than we normally do. But with the great news, it’s not really surprising. Thanks again for your support. Again, we will look forward to seeing you if you are at one of the meetings, and we look forward to really getting out there with a big punch. So, thanks for all your support. And we’ll look forward to seeing you soon. Bye-bye.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This does conclude your presentation, and you may now disconnect. Have a wonderful day and thank you.

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